EXHIBIT 10.73

Boston Scientific Corporation 2011 Long-Term Incentive Plan
Global Non-Qualified Stock Option Agreement

Month dd, yyyy

[Employee’s Name]
(“Optionee”)

EMPLOYEE COPY
PLEASE RETAIN FOR YOUR RECORDS

Boston Scientific Corporation 2011 Long-Term Incentive Plan
Global Non-Qualified Stock Option Agreement

This Global Non-Qualified Stock Option Agreement (the “Agreement”), dated [ddth] day of [Month], [yyyy] (the “Grant Date”), is between you and Boston Scientific Corporation, a Delaware corporation, (the “Company”) in connection with the Non-Qualified Stock Option Award granted to you by the Company. This Agreement sets forth the terms and conditions relating to your Stock Option pursuant to the Boston Scientific Corporation 2011 Long-Term Incentive Plan (the “Plan”). Capitalized terms used but not defined in this Agreement shall have the same meaning as assigned to them in the Plan. The applicable terms and conditions of the Plan are incorporated into and made a part of this Agreement.

1.    Grant of Stock Option. The Committee hereby grants you a Stock Option to purchase that number of shares of Stock set forth on herein (the "Option Shares") at the price set forth herein (the "Grant Price"). The Grant Price is equal to the Fair Market Value of the Company’s Stock on the Grant Date.

2.    Term and Vesting of Stock Option. Except as otherwise provided in Section 4 below, your Stock Option shall have a term of ten (10) years from [Month] [dd], [yyyy] until [Month] [dd], [yyyy] (the “Expiration Date”) and shall vest in accordance with the vesting schedule. If the Expiration Date falls on a date on which the New York Stock Exchange is closed for trading, the Expiration Date shall be the trading day immediately prior to the Expiration Date.

3.    Exercise of Stock Option. While this Stock Option remains exercisable, you may exercise any vested portion of the Option Shares by delivering to the Company or its designee, in the form and at the location specified by the Company, notice stating your intent to exercise a specified number of Option Shares and payment of the full Grant Price for the specified number of Option Shares. Payment in full for the Option Shares being exercised may be paid in such manner as the Committee may specify from time to time, in its sole discretion, including, but not limited to the following: (a) in cash, (b) by certified check or bank draft payable in U.S. dollars ($US) to the order of the Company, (c) in whole or in part in shares of Stock owned by you, valued at Fair Market Value, or (d) if available to you, via cashless exercise, by which you deliver to your securities broker instructions to sell a sufficient number of shares of Stock to cover the Grant Price for the Option Shares, any applicable tax obligations and the brokerage fees and expenses associated therewith. Notwithstanding the foregoing, if you reside in a country where the local foreign exchange rules and regulations either preclude the remittance of currency out of the country for purposes of paying the Grant Price for the Option Shares being exercised, or require the Company and/or you to secure any legal or regulatory approvals, complete any legal or regulatory filings, or undertake any additional steps for remitting currency out of the country, the Company may restrict the method of exercise to a form of cashless exercise (either a cashless “sell all” exercise and/or a cashless “sell to cover” exercise) as it shall determine in its sole discretion.

The exercise date applicable to your exercise of the specified number of Option Shares pursuant to this Section 3 will be deemed to be the date on which the Company receives your irrevocable commitment to exercise the Option Shares in writing, subject to your payment in full of the Option Shares to be exercised within 10 (ten) days of the notice of exercise of the Option Shares to be exercised. The notice and payment in full of the Option Shares being exercised, must be received by the Company or its designee on or prior to the last day of the Stock Option term, as set forth in Section 2 above, except as provided in Section 4 below.

Upon the Company's determination that there has been a valid exercise of the Option Shares, the Company shall issue certificates in accordance with the terms of this Agreement or cause the Company’s transfer agent to make the necessary book entries for the shares of Stock subject to the exercised Option Shares. However, the Company shall not be liable to you, your personal representative or your successor(s)-in-interest for damages relating to any delays in issuing the certificates or in making book entries, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in making book entries, or in the certificates themselves.

4.    Termination of Employment.

a.    Upon termination of your employment due to death, Disability or Retirement (as such terms are defined in the Plan or determined under local law, as applicable), all remaining unexercised portion(s) of your Stock Option shall immediately vest and become exercisable by you or your appointed representative, as the case may be, until the expiration of the term of the Stock Option or such other term as the Committee may determine at or after grant, provided that such exercise period does not extend beyond the original term of the Stock Option.

b.    Upon termination of your employment for reasons other than for Cause, death, Disability or Retirement, you shall have the shorter of (i) one (1) year from the date of termination and (ii) the remaining term of the Stock Option to exercise all vested Option Shares. Immediately upon termination of your employment for reasons other than for Cause, death, Disability or Retirement, all unvested Option Shares shall be forfeited; provided, however, that the Committee, in its sole discretion, may extend the exercise period and/or accelerate vesting of any unvested Option Shares (provided that such exercise period does not extend beyond the original term of the Stock Option). Your termination date shall be the last day of your active service with the Company or an Affiliate (if applicable).

c.    Immediately upon notice of termination of your employment for Cause, all unexercised Option Shares, whether vested or unvested, shall be forfeited.

d.    The Option Shares, to the extent unexercised on the date following the end of any period described above or the term of the Stock Option set forth above in Section 2, shall thereupon be forfeited.

e.    Notwithstanding anything to the contrary in the Plan or the Agreement, and for purposes of clarity, any termination of employment shall be effective as of the date your active employment ceases and shall not be extended by any statutory or common law notice of termination period.

f.    Any one of your permitted transferee(s) (pursuant to Section 7 below) shall receive the rights herein granted subject to the terms and conditions of this Agreement and any applicable Addendum. No transfer of this Stock Option shall be approved and effected by the Administrator unless (i) the Administrator shall have been timely furnished with written notice of such transfer and any copies of such notice as the Committee may deem, in its sole discretion, necessary to establish the validity of the transfer; (ii) the transferee or transferees shall have agreed in writing to be bound by the terms and conditions of this Agreement and any applicable Addendum; and (iii) such transfer complies with applicable laws and regulations.

g.    If you reside or work in a country where the local foreign exchange rules and regulations require the repatriation of sale proceeds, the Company may require you to sell any Option Shares you acquire under the Plan within a specified period following your termination of employment (in which case, this Agreement shall give the Company the authority to issue sales instructions on your behalf).

5.    Change in Control. To the extent that you have not entered into a Change in Control Agreement with the Company and except as the Administrator (as defined in the Plan) may otherwise determine, immediately prior to a Change in Control (as defined in the Plan), any unvested portion of the Stock Option shall vest and become exercisable. In addition, the Stock Option shall terminate immediately prior to the Change in Control unless the Stock Option is exercised coincident therewith or assumed in accordance with the immediately following sentence. If there is a surviving or acquiring entity, the Administrator may provide for a substitution or assumption of the Stock Option by the acquiring or surviving entity or an affiliate thereof, on such terms as the Administrator determines. If there is no surviving or acquiring entity, or if the Administrator does not provide for a substitution or assumption of the Stock Option, any unvested portion of the Stock Option shall vest and become exercisable on a basis that gives you a reasonable opportunity to participate as a stockholder in the Change in Control. If you have entered into a Change in Control agreement with the Company, the Stock Option will vest according to the provisions of the Change in Control agreement.

6.    Restrictions on Shares; Legend on Certificate. Shares of Stock issued to you in certificate form or to your book entry account upon exercise of the Stock Option may be restricted from transfer or sale by the Company and evidenced by stop-transfer instructions upon your book entry account or restricted legend(s) affixed to certificates in the form as the Company or its counsel may require with respect to any applicable restrictions on sale or transfer.

7.    Transferability. Except as required by law, you shall not sell, transfer, assign, pledge, gift, hypothecate or otherwise dispose of the Stock Option granted under this Agreement other than by will or the laws of descent and distribution or without payment of consideration to your Family Members or to trusts or other entities for the benefit of your Family Members. During your lifetime, the Stock Option is exercisable only by you, subject to Section 4 above.

8.    Satisfaction of Tax Obligations. Regardless of any action the Company or the Affiliate that employs you (the “Employer”) (if applicable) takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge and agree that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Option, including the grant of the Stock Option, the vesting of the Stock Option, the exercise of the Stock Option, the subsequent sale of any shares of Stock acquired upon exercise of the Stock Option and the receipt of any dividends, and (b) do not commit to structure the terms of the grant or any aspect of the Stock Option to reduce or eliminate your liability for Tax-Related Items.

Prior to the delivery of shares of Stock upon exercise of the Stock Option, if your country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company may withhold a sufficient whole number of shares of Stock otherwise issuable upon exercise of the Stock Option that has an aggregate Fair Market Value sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the shares of Stock. The cash equivalent of the shares of Stock withheld will be used to settle the obligation to withhold the Tax-Related Items. By accepting the Stock Option, you expressly consent to the withholding of shares of Stock as provided for hereunder.

Alternatively, you hereby authorize the Company (on your behalf and at your direction pursuant to this authorization) to immediately sell a sufficient whole number of shares of Stock acquired upon exercise resulting in sale proceeds sufficient to pay the minimum Tax-Related Items required to be withheld. You agree to sign any agreements, forms and/or consents that reasonably may be requested by the Company (or the Company’s designated brokerage firm) to effectuate the sale of the shares of Stock (including, without limitation, as to the transfer of the sale proceeds to the Company to satisfy the Tax-Related Items required to be withheld). Further, the Company or the Employer may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from your salary or any other amounts payable to you, with no withholding of shares of Stock or sale of shares of Stock, or may require you to submit a cash payment equivalent to the minimum Tax-Related Items required to be withheld with respect to the exercised Stock Option.

All other Tax-Related Items related to the Stock Option and any shares of Stock delivered in payment thereof are your sole responsibility. In no event, shall whole shares be withheld by or delivered to the Company in satisfaction of any Tax-Related Items in excess of the maximum statutory tax withholding required by law. You agree to indemnify the Company and its Affiliates against any and all liabilities, damages, costs and expenses that the Company and its Affiliates may hereafter incur, suffer or be required to pay with respect to the payment or withholding of any Tax-Related Items.

The Stock Option is intended to be exempt from the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The Plan and this Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that the Agreement is subject to Code Section 409A and that it has failed to comply with the requirements of that Section, the Company may, in its sole discretion, and without your consent, amend this Agreement to cause it to comply with Code Section 409A or be exempt from Code Section 409A.

9.    Repatriation and Legal/Tax Compliance Requirements. If you are a resident or employed outside of the United States, you agree, as a condition of the Stock Option grant, to repatriate all payments attributable to the shares of Stock and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of the shares of Stock acquired pursuant to the Stock Option) in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and the Employer, as may be required to allow the Company and the Employer to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

10.    Data Privacy. The collection, processing and transfer of your personal data as it relates to the Stock Option is necessary for the Company’s administration of the Plan and your participation in the Plan, and your denial and/or objection to the collection, processing and transfer of personal data may affect your ability to participate in the Plan. As such, you voluntarily acknowledge, consent and agree (where required under applicable law) to the collection, use, processing and transfer of personal data as described in this Section 10.

You understand that the Company or the Employer (if applicable) holds certain personal information about you, including (but not limited to) your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Stock held in the Company, and details of all Stock Options awarded to you (vested and unvested) for the purpose of managing and administering the Plan (“Data”). The Data may be provided by you or collected, where lawful, from the Company, its Affiliates or third parties, and the Company or the Employer will process the Data for the exclusive purpose of implementing, administering and managing your participation in the Plan. The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence.

You hereby explicitly consent to the transfer of Data by the Company or the Employer (if applicable) as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company or the Employer (if applicable) may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan, including but not limited to E*Trade Corporate Services (“E*Trade”) or any successor or any other third party that the Company or E*Trade (or its successor) may engage to assist with the administration of the Plan from time to time. You also consent to the transfer of Data outside your country of residence or employment (if applicable), including to the United States. You hereby authorize (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of Stock acquired pursuant to the Plan.

You may, at any time, exercise your rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and your participation in the Plan. You may seek to exercise these rights by contacting your local Human Resources manager.

11.    No Rights to Continued Employment. The Stock Option granted under the Plan and this Agreement (and any applicable Addendum to this Agreement) shall not confer upon you any right to continue in the employ of the Company or the Employer, and this Agreement (and any applicable Addendum to this Agreement) shall not be construed in any way to limit the Company’s (or Employer’s, as the case may be) right to terminate or change the terms of your employment (as otherwise may be permitted under local law).

12.    Discretionary Nature of Plan. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled or terminated by the Administrator, in its sole discretion, at any time. The Stock Option granted under the Plan is a one-time benefit and does not create any contractual or other right to receive Stock Options or benefits in lieu of Stock Options in the future. Future Awards under the Plan, if any, will be at the sole discretion of the Administrator, including, but not limited to, the form and timing of the Award, the number of shares of Stock subject to such Award, the vesting provisions and the grant price. Any amendment, modification or termination of the Plan shall not constitute a change or impairment of the terms and conditions of your employment with the Company or the Employer.

13.    Voluntary Participation in Plan. You acknowledge that your participation in the Plan is voluntary.

14.    Extraordinary Item of Compensation. The value of the Stock Option granted under the Plan is an extraordinary item of compensation outside the scope of your employment (and your employment contract, if any). Any Award granted under the Plan, including this Stock Option, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and, in no event, should be considered as compensation for, or relating in any way to, past services for the Company or the Employer.

15.    Waiver of Entitlement to Compensation or Damages. In consideration of the grant of the Stock Option under this Agreement, no claim or entitlement to compensation or damages shall arise from termination of the Stock Option or diminution in value of the shares of Stock acquired upon vesting of the Stock Option resulting from termination of your employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and the Employer from any such claim that may arise. Notwithstanding the foregoing, if any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Agreement, you will be deemed to have irrevocably waived your entitlement to pursue such claim.

16.    Securities Laws. Upon the acquisition of any shares of Stock pursuant to the exercise of the Stock Option, you will make or enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with the Plan.

17.    Not a Public Offering. Neither the grant of the Stock Option under the Plan nor the issuance of the underlying shares of Stock upon exercise of the Stock Option is intended to be a public offering of securities in your country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings to the local securities authorities unless otherwise required under local law.

18.    No Advice Regarding Grant. No Employee of the Company is permitted to advise you regarding whether you should purchase shares of Stock under the Plan. Investment in shares of Stock involves a degree of risk. Before deciding to purchase shares of Stock pursuant to the Stock Option, you should carefully consider all risk factors relevant to the acquisition of shares of Stock under the Plan, and you should carefully review all of the materials related to the Stock Option and the Plan. You are hereby advised to consult with your own personal tax, legal and financial advisors before taking any action related to the Plan.

19.    Award Subject to the Plan. The Award to be made pursuant to this Agreement is made subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and conditions of the Plan will govern and prevail. However, no amendment of the Plan after the date hereof may adversely alter or impair the issuance of the shares of Stock to be made pursuant to this Agreement. You hereby accept the Stock Option subject to all the terms and provisions of the Plan and this Agreement and agree that all decisions under, and interpretations of, the Plan and this Agreement by the Administrator, Committee or the Board shall be final, binding and conclusive upon you and your heirs and legal representatives.

20.    Electronic Delivery of Documents. The Company may, in its sole discretion, deliver any documents related to the Stock Option and participation in the Plan, or future grants of Stock Options that may be granted under the Plan, by electronic means unless otherwise prohibited by local law. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party-designated by the Company.

21.    Language. If you are resident outside of the United States, you hereby acknowledge and agree that it is your express intent that this Agreement and any applicable Addendum, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Stock Option, be drawn up in English. If you have received this Agreement and any applicable Addendum, the Plan or any other documents related to the Stock Option translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

22.    Addendum. Notwithstanding any provision of this Agreement to the contrary, the

Stock Option shall be subject to any special terms and conditions for your country of residence (and country of employment, if different) as are forth in the applicable addendum to the Agreement (the “Addendum”). Further, if you transfer your residence and/or employment to another country reflected in the Addenda to this Agreement, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. Any applicable Addendum shall constitute part of this Agreement.

23.    Additional Requirements. The Administrator reserves the right to impose other requirements on the Stock Option, any shares of Stock acquired pursuant to the Stock Option and your participation in the Plan to the extent the Administrator determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws or to facilitate the administration of the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

24.    Legal Notices. Any legal notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to you at the address appearing in the personnel records of the Company for you or to either party at such other address as either party may designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

25.    Choice of Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of The Commonwealth of Massachusetts (without regard to the conflicts of laws principles) and applicable federal laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the Commonwealth of Massachusetts and agree that such litigation shall be conducted only in the Commonwealth of Massachusetts, or the federal courts for the United States for the District of Massachusetts, and no other courts, where this Award is made and/or to be performed.

26.    Conflicts.    The Stock Option granted by this Agreement and any applicable Addendum is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. This Agreement contains terms and provisions established by the Committee specifically for the grant described herein. Unless the Committee has exercised its authority under the Plan to establish specific terms of an Award, the terms of the Plan shall govern. Subject to the limitations set forth in the Plan, the Committee retains the right to alter or modify the Stock Option granted under this Agreement as the Committee may determine are in the best interests of the Company.

27.    Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

28.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Optionee have executed and delivered this Agreement effective as of the date and year first above written.

Option Shares of Stock: <<XXXX>>

Grant Price: $
Vesting Schedule:

Percent of Stock Option	Date Vested
25.00%	Month dd, yyyy
25.00%	Month dd, yyyy
25.00%	Month dd, yyyy
25.00%	Month dd, yyyy

PARTICIPANT:

Signature _____________________________
<<Employee Name>>

BOSTON SCIENTIFIC CORPORATION

Pete M. Nicholas
Chairman of the Board

BOSTON SCIENTIFIC CORPORATION

ADDENDUM TO THE AWARD AGREEMENT
RELATING TO NON-QUALIFIED STOCK OPTIONS GRANTED
PURSUANT TO THE 2011 LONG-TERM INCENTIVE PLAN

In addition to the terms of the Plan and the Agreement, the Stock Option is subject to the following additional terms and conditions. All defined terms contained in this Addendum shall have the same meaning as set forth in the Plan and the Agreement. Pursuant to Section 22 of the Agreement, if you transfer your residence and/or employment to another country reflected in an Addendum, the additional terms and conditions for such country (if any) will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan.

BELGIUM

1.    Acceptance of Stock Options. In order for the Stock Options to be subject to taxation at the time of grant, you must affirmatively accept the Stock Options in writing within 60 days of the Grant Date specified above by signing below and returning this original executed Addendum to:
[INSERT CONTACT NAME AND ADDRESS]

I hereby accept the ________ (number) Stock Options granted to me by the Company on the Grant Date.

The undersigned acknowledges that he/she has been encouraged to discuss this matter with a financial and/or tax advisor and that this decision is made in full knowledge.

Employee Signature:        _______________________________

Employee Printed Name:    _______________________________

Date of Acceptance:        _______________________________

If you fail to affirmatively accept the Stock Options in writing within 60 days of the Grant Date, the Stock Options will not be subject to taxation at the time of grant but instead will be subject to taxation on the date you exercise the Stock Options (or such other treatment as may apply under Belgian tax law at the time of exercise).
2.    Undertaking for Qualifying Options. If you are accepting the Stock Options in writing within 60 days of the Grant Date and wish to have the Stock Options subject to a lower valuation for Belgium tax purposes pursuant to the article 43, §6 of the Belgian law of 26 March 1999, you may agree and undertake to (a) not exercise the Stock Options before the end of the third calendar year following the calendar year in which the Grant Date falls, and (b) not transfer the Stock Options under any circumstances (except upon on rights your heir might have in the Stock Options upon your death). If you wish to make this undertaking, you must sign below and return this executed Addendum to the address listed above by [INSERT DATE].
Employee Signature:        _______________________________

Employee Printed Name:    _______________________________

CANADA

1.    Use of Previously Owned Shares. Notwithstanding any provision in Section 3 of the Agreement or the Plan to the contrary, if you are resident in Canada, you may not use previously-owned shares of Stock to pay the Grant Price or any Tax-Related Items in connection with the Stock Option.

2.    Securities Law Notice. You are permitted to sell shares of Stock acquired under the Plan through the designated broker appointed under the Plan, if any, provided the resale of shares of Stock acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares of Stock are listed. The shares of Stock are currently listed on the New York Stock Exchange.

3.    Data Privacy. You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company and its Affiliates, and any stock plan service provider that may be selected by the Company, to assist with the Plan to disclose and discuss the Plan with their respective advisors. You further authorize the Company and its Affiliates to record such information and to keep such information in your employee file.

CHILE

Private Placement. In accordance with Circular 99 of 2001, from Chile’s Superintendence of Securities, the grant of the Stock Options hereunder is not intended to be a public offering of securities in Chile but instead is intended to be a private placement. As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities, and the Plan is not subject to the supervision of the local securities authorities.

CHINA

1.    Award Conditioned on Satisfaction of Regulatory Obligations. If you are a national of the Peoples’ Republic of China (“PRC”), the Stock Option grant is conditioned upon the Company securing all necessary approvals from the PRC State Administration of Foreign Exchange (“SAFE”) to permit the operation of the Plan and the participation of PRC nationals employed by the Company or an Affiliate, as determined by the Company in its sole discretion.

2.    Mandatory Cashless Sell-All Exercise. As permitted under Section 3 of the Agreement and unless and until the Committee determines otherwise, the method of exercise of the Stock Option shall be limited to mandatory cashless, sell-all exercise.

3.    Limitations on Exercisability Following Termination of Service if Required by Law. Notwithstanding any provision in the Agreement or Plan to the contrary, the period during which you may exercise the Stock Option following your termination of employment for any reason may be shortened to the extent necessary or appropriate to comply with local laws, rules and regulations (including, but not limited to, requirements imposed by the SAFE).

4.    Exchange Control Restrictions. You understand and agree that, if you are subject to exchange control laws in China, you will be required immediately to repatriate to China the proceeds from the sale of any shares of Stock acquired under the Plan. You further understand that such repatriation of proceeds may need to be effected through a special bank account established by the Company or its Affiliate, and you hereby consent and agree that proceeds from the sale of shares of Stock acquired under the Plan may be transferred to such account by the Company on your behalf prior to being delivered to you and that no interest shall be paid with respect to funds held in such account. The proceeds may be paid to you in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to you in U.S. dollars, you understand that a U.S. dollar bank account in China must be established and maintained so that the proceeds may be deposited into such account. If the proceeds are paid to you in local currency, you acknowledge that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. You agree to bear any currency fluctuation risk between the time the shares of Stock are sold and the net proceeds are converted into local currency and distributed to you. You further agree to comply with any other requirements that may be imposed by the Company and its Affiliates in the future in order to facilitate compliance with exchange control requirements in China.

5.    Administration. The Company shall not be liable for any costs, fees, lost interest or dividends or other losses you may incur or suffer resulting from the enforcement of the terms of this Addendum or otherwise from the Company’s operation and enforcement of the Plan, the Agreement and the Award in accordance with Chinese law including, without limitation, any applicable SAFE rules, regulations and requirements.

BY SIGNING BELOW, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE TERMS AND CONDITIONS OF THE PLAN, YOUR AWARD AGREEMENT AND THIS ADDENDUM.

By no later than [INSERT DATE], please sign and return this addendum to: [INSERT CONTACT NAME AND ADDRESS].

___________________________________     ______________________________
Employee Signature                    Employee Name (Printed)

Employee ID: _______________________________

_____________________
Date

DENMARK

Treatment of Stock Option Upon Termination of Employment. Notwithstanding any provisions in the Agreement to the contrary, the treatment of the Stock Option upon your termination of employment shall be governed by the Act on Stock Option in Employment Relations.

HONG KONG

IMPORTANT NOTICE/WARNING. The Agreement, the Addendum thereto for Hong Kong, and all other materials pertaining to the Stock Option have not been reviewed by any regulatory authority in Hong Kong. You are hereby advised to exercise caution in relation to the offer. If you have any doubts about any of the contents of the materials pertaining to the Stock Option, you should obtain independent professional advice.

ITALY

Mandatory Cashless Sell-All Exercise. As permitted under Section 3 of the Agreement and unless and until the Committee determines otherwise, the method of exercise of the Stock Option shall be limited to mandatory cashless, sell-all exercise.

MEXICO

1.    Acknowledgement of the Agreement. By accepting the Stock Option, you acknowledge that you have received a copy of the Plan and the Agreement, including this Addendum, which you have reviewed. You acknowledge further that you accept all the provisions of the Plan and the Agreement, including this Addendum. You also acknowledge that you have read and specifically and expressly approve the terms and conditions set forth in the Agreement, which clearly provide as follows:

(1)	Your participation in the Plan does not constitute an acquired right;

(2)	The Plan and your participation in it are offered by the Company on a wholly discretionary basis;

(3)	Your participation in the Plan is voluntary; and

(4)	The Company and its Affiliates are not responsible for any decrease in the value of any shares of Stock acquired at vesting of the Stock Option.
2.    Labor Law Acknowledgement and Policy Statement. By accepting the Award, you acknowledge that the Company, with registered offices at One Boston Scientifc Place, Natick, Massachusetts 01760, United States of America, is solely responsible for the administration of the Plan. You further acknowledge that your participation in the Plan, the grant of Award and any acquisition of shares of Stock under the Plan do not constitute an employment relationship between you and the Company because you are participating in the Plan on a wholly commercial basis and your sole employer is [INSERT NAME OF LOCAL ENTITY]. Based on the foregoing, you expressly acknowledge that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and your employer, and do not form part of the employment conditions and/or benefits provided by your employer, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.
You further understand that your participation in the Plan is the result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue your participation in the Plan at any time, without any liability to you.
Finally, you hereby declare that you do not reserve to yourself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and you therefore grant a full and broad release to the Company and its Affiliates, branches, representation offices, shareholders, officers, agents or legal representatives, with respect to any claim that may arise.
Spanish Translation
1.    Reconocimiento del Acuerdo. Al aceptar la Opción, usted reconoce que ha recibido una copia del Plan, y el Acuerdo, con inclusión de este apéndice, que le han examinado. Usted reconoce, además, que usted acepta todas las disposiciones del Plan, y en el Acuerdo. Usted también reconoce que ha leído y, concretamente, y aprobar de forma expresa los términos y condiciones establecidos en el Acuerdo, que claramente dispone lo siguiente:

(1)	Su participación en el Plan no constituye un derecho adquirido;

(2)	El Plan y su participación en el Plan se ofrecen por la Compañía en su totalidad sobre una base discrecional;
(3)    Su participación en el Plan es voluntaria; y

(4)	La Compañía y sus Afiliadas no son responsables de ninguna disminución en el valor de las acciones adquiridas en la adquisición de la « Opción».
2.    Reconocimiento de Ausencia de Relación Laboral y Declaración de la Política. Al aceptar la Opción, usted reconoce que la Compañía, con domicilio social en, One Boston Scientifc Place, Natick, Masachusetts 01760, Estados Unidos de América, es el único responsable de la administración del Plan. Además, usted acepta que su participación en el Plan, la concesión de la Opción y cualquier adquisición de acciones en el marco del Plan no constituyen una relación laboral entre usted y la Compañía porque usted está participando en el Plan en su totalidad sobre una base comercial y su único empleador es [INSERT NAME OF LOCAL ENTITY]. Derivado de lo anterior, usted expresamente reconoce que el Plan y los beneficios que pueden derivarse de la participación en el Plan no establece ningún derecho entre usted y su empleador y que no forman parte de las condiciones de empleo y / o prestaciones previstas por su empleador, y cualquier modificación del Plan o la terminación de su contrato no constituirá un cambio o deterioro de los términos y condiciones de su empleo.
Además, usted comprender que su participación en el Plan es causada por una decisión discrecional y unilateral de la Compañía, por lo que la Compañía se reserva el derecho absoluto a modificar y / o suspender su participación en el Plan en cualquier momento, sin responsabilidad alguna para con usted.
Finalmente, usted manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de la Compañía, por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia usted otorga un amplio y total finiquito a la Compañía, sus Afiliadas, sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir.
BY SIGNING BELOW, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE TERMS AND CONDITIONS OF THE PLAN, YOUR AWARD AGREEMENT AND THIS ADDENDUM.

By no later than [INSERT DATE], please sign and return this addendum to: [INSERT CONTACT NAME AND ADDRESS].

___________________________________     ______________________________
Employee Signature                    Employee Name (Printed)

Employee ID: _______________________________

_____________________
Date

NETHERLANDS

Waiver of Termination Rights. As a condition to the grant of the Stock Options, you hereby waive any and all rights to compensation or damages as a result of the termination of employment with the Company and the Employer for any reason whatsoever, insofar as those rights result or may result from (i) the loss or diminution in value of such rights or entitlements under the Plan, or (ii) your ceasing to have rights under, or ceasing to be entitled to any awards under the Plan as a result of such termination.

PHILIPPINES

Mandatory Cashless Sell-All Exercise. As permitted under Section 3 of the Agreement and unless and until the Committee determines otherwise, the method of exercise of the Stock Option shall be limited to mandatory cashless, sell-all exercise.

SINGAPORE

1.    Director Notification Requirement. Directors of a Singaporean Subsidiary and/or Affiliate are subject to certain notification requirements under the Singapore Companies Act. Directors must notify the Singapore Subsidiary and/or Affiliate in writing of an interest (e.g., unvested Stock Options, shares of Stock, etc.) in the Company or any Subsidiary and/or Affiliate within two (2) days of (i) its acquisition or disposal, (ii) any change in previously disclosed interest (e.g., when shares of Stock acquired at vesting are sold), or (iii) becoming a director.
2.    Private Placement. The grant of the Stock Option under the Plan is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that the Stock Option is subject to section 257 of the SFA and you will not be able to make (i) any subsequent sale of the shares of Stock in Singapore or (ii) any offer of such subsequent sale of the shares of Stock subject to the Stock Option in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.).

SOUTH AFRICA

1.    Stock Options Conditioned on South African Reserve Bank Approval. If you are a local national employed in South Africa, the grant of the Stock Options is conditioned upon the Company obtaining the approval for the grant of Awards under the Plan from the South African Reserve Bank.

2.    Withholding Taxes. The following provision supplements Section 8 of the Agreement:

By accepting the Stock Options, you agree to notify the Employer of the amount of any gain realized upon exercise of the Stock Options. If you fail to advise the Employer of the gain realized upon exercise of the Stock Options, you may be liable for a fine. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

3.    Exchange Control Obligations. You are solely responsible for complying with applicable exchange control regulations and rulings (the “Exchange Control Regulations”) in South Africa. As the Exchange Control Regulations change frequently and without notice, you should consult your legal advisor prior to the acquisition or sale of shares of Stock under the Plan to ensure compliance with current Exchange Control Regulations. Neither the Company nor any of its Affiliates will be liable for any fines or penalties resulting from your failure to comply with applicable laws.

SPAIN

Acknowledgement of Discretionary Nature of the Plan; No Vested Rights. This provision supplements the terms of the Agreement.

In accepting the Stock Option grant, you acknowledge that you consent to participation in the Plan and have received a copy of the Plan.

You understand that the Company has unilaterally, gratuitously and in its sole discretion granted Stock Options under the Plan to individuals who may be employees of the Company or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Affiliates on an ongoing basis. Consequently, you understand that the Stock Option is granted on the assumption and condition that the Stock Option and the shares of Stock acquired upon exercise of the Stock Option shall not become a part of any employment contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that this grant would not be made to you but for the assumptions and conditions referenced above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, the Stock Option grant shall be null and void.

You understand and agree that, as a condition of the Stock Option grant, your termination of employment for any reason (including the reasons listed below) will automatically result in the loss of the Stock Option to the extent the Stock Option has not vested as of date the you cease active employment. In particular, you understand and agree that any unvested Stock Option as of the date you cease active employment and any vested portion of the Stock Option not exercised within the post-termination exercise period set out in the Agreement will be forfeited without entitlement to the underlying shares of Stock or to any amount of indemnification in the event of the termination of employment by reason of, but not limited to, resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985. You acknowledge that you have read and specifically accept the conditions referred to in the Agreement regarding the impact of a termination of employment on your Stock Option.

BY SIGNING BELOW, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE TERMS AND CONDITIONS OF THE PLAN, YOUR AWARD AGREEMENT AND THIS ADDENDUM.

By no later than [INSERT DATE], please sign and return this addendum to: [INSERT CONTACT NAME AND ADDRESS].

___________________________________     ______________________________
Employee Signature                    Employee Name (Printed)

_____________________
Date

UNITED KINGDOM

1.     Tax and Social Insurance Contribution Withholding. The following provision shall replace

Section 8 of the Agreement:

Regardless of any action the Company or the Affiliate that employs you (the “Employer”) (if applicable) takes with respect to any or all income tax, primary and secondary Class 1 National Insurance contributions, payroll tax or other tax-related withholding attributable to or payable in connection with or pursuant to the grant or exercise of any Stock Option and the acquisition of shares of Stock, or the release or assignment of any Stock Option for consideration, or the receipt of any other benefit in connection with the Stock Option (“Tax-Related Items”), you acknowledge and agree that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility. Furthermore, the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Option, including the grant or exercise of the Stock Option and the acquisition of shares of Stock, the subsequent sale of any shares of Stock acquired upon exercise and the receipt of any dividends; and (b) do not commit to structure the terms of the grant or any aspect of the Stock Option to reduce or eliminate your liability for Tax-Related Items.

As a condition of the issuance of shares of Stock upon exercise of the Stock Option, the Company and/or the Employer shall be entitled to withhold and you agree to pay, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy, all obligations of the Company and/or the Employer to account to HM Revenue & Customs (“HMRC”) for any Tax-Related Items. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from any wages or other cash compensation paid to you by the Company and/or the Employer. Alternatively, or in addition, if permissible under local law, you authorize the Company and/or the Employer, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items legally payable by you by one or a combination of the following: (a) withholding a sufficient number of whole shares of Stock otherwise deliverable; (b) arranging for the sale of a sufficient number of whole shares of Stock otherwise deliverable to you (on your behalf and at your direction pursuant to this authorization); or (c) withholding from the proceeds of the sale of shares of Stock acquired upon exercise of the Stock Option. If the obligation for Tax-Related Items is satisfied by withholding a whole number of shares of Stock as described herein, you are deemed to have been issued the full number of shares of Stock subject to the Stock Option, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Stock Option.

If, by the date on which the event giving rise to the Tax-Related Items occurs (the "Chargeable Event"), you have relocated to another country, you acknowledge that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one country.

You also agree that the Company and the Employer may determine the amount of Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right which you may have to recover any overpayment from the relevant tax authorities. You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to account to HMRC with respect to the Chargeable Event that cannot be satisfied by the means previously described. If payment or withholding is not made within 90 days of the Chargeable Event or such other period as required under U.K. law (the "Due Date"), you agree that the amount of any uncollected Tax-Related Items shall (assuming you are not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), constitute a loan owed by you to the Employer, effective on the Due Date. You agree that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to above. If any of the foregoing methods of collection are not allowed under applicable laws or if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section, the Company may refuse to deliver the shares of Stock acquired under the Plan.

2.     Exclusion of Claim. You acknowledge and agree that you will have no entitlement to compensation or damages in consequence of the termination of your employment for any reason whatsoever and whether or not in breach of contract, insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to the Award as a result of such termination, or from the loss or diminution in value of the Award. Upon the grant of your Award, you shall be deemed irrevocably to have waived any such entitlement.